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FOR IMMEDIATE RELEASE



INVESTOR CONTACTS:    Nate Wallace                      Raj Rajaji
                      DIRECTOR, INVESTOR RELATIONS      CHIEF FINANCIAL OFFICER
                      Manugistics Group, Inc.           Manugistics Group, Inc.
                      301-984-5059                      301-984-5087

PRESS CONTACTS:       Didi Blackwood
                      VICE PRESIDENT, CORPORATE COMMUNICATIONS
                      Manugistics Group, Inc.
                      301-255-3143


                          MANUGISTICS ANNOUNCES LAWSUIT
                       AND REITERATES PERFORMANCE GUIDANCE
                             FOR ITS THIRD QUARTER


ROCKVILLE, MD. -- DECEMBER 7, 2000 -- Manugistics Group, Inc. (Nasdaq: MANU) today announced that, on November 29, 2000, it filed a lawsuit against VirtualFund.com, Inc. in the U.S. District Court, District of Maryland, alleging that VirtualFund.com is in anticipatory breach of its obligations under a software license agreement among Manugistics and VirtualFund, Inc. and VirtualFund, Inc.'s affiliates in November 2000. Manugistics seeks at least $4.5 million in damages. Manugistics commenced the lawsuit after being informed by VirtualFund.com that its chief executive officer was not authorized to enter into the software license agreement or to advance funds to Manugistics. VirtualFund.com alleges that representatives of Manugistics were aware, at relevant times, that such actions by its chief executive officer were in conflict with directives of the board of directors of VirtualFund.com. VirtualFund.com has demanded that Manugistics return $2.5 million which it had paid to Manugistics.

Manugistics will report its performance for its fiscal third quarter ended November 30, 2000 after the close of the markets on December 19, 2000. The company will report revenue and earnings before non-cash stock compensation expense consistent with or exceeding consensus estimates - as reported by First Call - as well as consistent with or exceeding the company's prior guidance, which it gave during its earnings call on September 21, 2000 and has repeated since.

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ABOUT MANUGISTICS, INC.
Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of intelligent supply chain and eBusiness solutions for enterprises and marketplaces. With more than 900 clients, Manugistics helps power intelligent decisions for profitable growth in leading companies such as 3Com, Amazon.com, BP, Coca-Cola Bottling, Cisco Systems, Compaq, DuPont, eConnections, FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Texas Instruments, Timberland and Unilever.

For additional information regarding this announcement, contact the Manugistics Investor Relations Department at 301-984-5409.

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This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks related to quarterly performance, risks of system interruption, anticipated client benefits, delivery of software functionality, management of potential growth, and risks of new business areas, international expansion, business combinations and strategic alliances. More information, about factors that potentially could affect Manugistics' financial results is included in Manugistics' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2000 and its current report on Form 8-K filed on October 10, 2000.

Manugistics is a registered trademark, and the Manugistics logo, the phrase "Leveraged Intelligence," and NetWORKS are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.